Exhibit 99.1

Kandi Vehicles To Acquire Jinhua An Kao Power Technology Co., Ltd.

JINHUA, CHINA-- (December 18, 2017) - Kandi Technologies Group, Inc. (the “Company,” “we” or “Kandi”) (NASDAQ GS: KNDI), today announced that its wholly-owned subsidiary, Zhejiang Kandi Vehicles Co., Ltd. (“Kandi Vehicles”), and Jinhua An Kao Power Technology Co., Ltd. (“Jinhua An Kao”) have entered a Share Transfer Agreement (the “Share Transfer Agreement”) and a Supplementary Agreement (the “Supplementary Agreement”) under which Kandi Vehicles will acquire Jinhua An Kao to pursue the vision of making Kandi a stronger industry player through vertical integration. The two agreements were signed on December 12, 2017 and the closing of the transaction is expected to take place within twenty business days upon the signing.

Jinhua An Kao has designed a unique system of pure electric car battery replacement technologies including an intelligent constant-temperature charging station, a 50-100 channel intelligent battery charging system, a car battery replacement tool, and a car washing machine. Jinhua An Kao currently has 22 patents that have either been accepted by the PRC State Intellectual Property Offices for application or are currently in the application process. It has more than 10 utility model and design patents. Additionally, Jinhua An Kao owns three invention patents and 14 utility model patents relating to plug-in and soft-connection PACK technology.

Pursuant to the terms of the Share Transfer Agreement, Kandi Vehicles will acquire all the equity interests of Jinhua An Kao for a purchase price of approximately RMB 25.93 million (approximately $3.9 million) in cash. Kandi Vehicles is obligated to pay 50% of the cash portion of the purchase price no later than five business days after the signing date. The remaining 50% will be paid upon the closing. In addition, pursuant to the Supplementary Agreement by and between the two parties, the Company may issue up to a total of 5,919,674 shares of restrictive stock (the “Shares”), or 12.3% of the Company’s total outstanding shares of the common stock to the Transferor. 50% of the Shares are placed as make good shares for the undertaking of Jinhua An Kao to achieve no less than a total of RMB120,000,000 (approximately $18.1 million) net income over the course of the following three years. The Supplementary agreement sets forth the terms and conditions of the issuance of these shares. Upon signing of the Supplementary Agreement, the Shares are placed in escrow to be held until the satisfaction of the agreed conditions.

Mr. Hu Xiaoming, Chairman and CEO of Kandi, commented, “Jinhua An Kao has a great deal of potentials in battery technologies for electric vehicles. After the thorough due diligence, we found Jinhua An Kao’s unique system of pure electric car battery replacement technologies a perfect fit in Kandi’s model. Through the past years’ implementation of quick battery exchange, we come to believe that the battery exchange will be the ultimate solution for electric vehicles. Therefore, we are determined to acquire Jinhua An Kao to strengthen Kandi’s EV battery exchange offerings in order to be the best available in the market. Moreover, with their advanced soft-connection PACK technology and other related patents, we believe this acquisition will provide us a considerably competitive advantage to allow us to deliver more innovative products and services to our customers.”

“This acquisition represents an exciting opportunity for both companies, we are proud to be a part Kandi family. On the 28th of last month, Jinhua An Kao and Hangzhou Yao Ding Automation Technology Co. Ltd. (“Hangzhou Yao Ding”) signed a Framework Cooperation Agreement for Hangzhou Yao Ding’s procurement of no less than RMB 200 million (approximately $30.2 million) battery packs and charging equipment from Jinhua An Kao. Hangzhou Yao Ding, a wholly-owned subsidiary of Zhejiang Shi Kong Electric Vehicle Co. Ltd, engages in battery exchange services and currently operates in Hangzhou, Changsha, Suzhou, Shanghai for DiDi internet EV ride - hauling. Together, we are confident about our combined efforts in expanding our markets and increasing our profitability.”Commented, Mr. Wang Xinhuo, CEO of Jinhua An Kao.

About Kandi Technologies Group, Inc.

Kandi Technologies Group, Inc. (KNDI), headquartered in Jinhua, Zhejiang Province, is engaged in the research and development, manufacturing and sales of various vehicle products. Kandi has established itself as one of China's leading manufacturers of pure electric vehicle ("EV") products (through its joint venture), EV parts and off-road vehicles. More information can be viewed at the Company's corporate website at http://www.kandivehicle.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on the SEC's website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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Company Contact:

Ms. Kewa Luo

Kandi Technologies Group, Inc.

Phone: 1-212-551-3610

Email: IR@kandigroup.com